EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and between

ISCO INTERNATIONAL, INC.

and

TAA GROUP INC.

Dated as of December 5, 2008

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS; INTERPRETATION	1

Section 1.1	Definitions	1

Section 1.2	Interpretation	8

ARTICLE 2	PURCHASE AND SALE OF THE SHARES	9

Section 2.1	Stock Purchase	9

Section 2.2	Purchase Price	9

Section 2.3	Settlement of Outstanding Payable Amounts	10

Section 2.4	Deferred Consideration	10

ARTICLE 3	THE CLOSING	13

Section 3.1	The Closing	13

Section 3.2	Closing Deliveries by Seller	13

Section 3.3	Closing Deliveries by Buyer	14

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER	14

Section 4.1	Incorporation, Qualification and Authority of Seller; Due Authorization and Enforceability	14

Section 4.2	Incorporation, Qualification and Authority of the Company	15

Section 4.3	Subsidiaries; Equity Interests	15

Section 4.4	Capital Structure of the Company	15

Section 4.5	Conflicts; Consents	16

Section 4.6	Financial Statements; Absence of Liabilities	16

Section 4.7	Absence of Certain Changes	16

Section 4.8	Litigation	18

Section 4.9	Compliance with Laws	18

Section 4.10	Governmental Permits	18

Section 4.11	Title to Assets	18

Section 4.12	Intellectual Property	18

Section 4.13	Environmental Matters	20

Section 4.14	Contracts	21

Section 4.15	Employee Benefit Plans	22

Section 4.16	Employees; Subcontractors; Labor Matters	23

Section 4.17	Real Property	24

Section 4.18	Personal Property	24

Section 4.19	Taxes	24

Section 4.20	Insurance	25

Section 4.21	Affiliate Transactions	26

Section 4.22	Customers and Suppliers	26

Section 4.23	Brokers	26

Section 4.24	Solvency	26

Section 4.25	Directors and Officers of the Company	27

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	27

Section 5.1	Incorporation and Authority of Buyer; Due Authorization and Enforceability.	27

Section 5.2	Conflicts; Consents	27

Section 5.3	Capitalization and Ongoing Operations of the Company	28

Section 5.4	Brokers	28

Section 5.5	Intermediary Transactions	28

ARTICLE 6	CERTAIN COVENANTS AND AGREEMENTS	28

Section 6.1	Non-Competition; Non-Solicitation	28

Section 6.2	Confidentiality	29

Section 6.3	Tax Matters	29

Section 6.4	Waiver of Non-Competition Obligations	32

Section 6.5	Rivada Purchase Order	33

ARTICLE 7	INDEMNIFICATION	33

Section 7.1	Survival Periods	33

Section 7.2	Indemnification by Seller	33

Section 7.3	Indemnification by Buyer	34

Section 7.4	Limitation on Indemnification Obligations	34

Section 7.5	Indemnification Process	34

Section 7.6	Characterization of Indemnification Payments	36

Section 7.7	Other Adjustments to Indemnification; Damages36

ARTICLE 8	MISCELLANEOUS	37

Section 8.1	Fees and Expenses	37

Section 8.2	Notices	37

Section 8.3	Waiver	38

Section 8.4	Counterparts	38

Section 8.5	Governing Law	38

Section 8.6	Waiver of Jury Trial	39

Section 8.7	Assignment	39

Section 8.8	Amendment	39

Section 8.9	Further Assurances	39

Section 8.10	No Third Party Beneficiaries	39

Section 8.11	Entire Understanding	39

Section 8.12	Public Announcement	40

Section 8.13	Severability	40

Section 8.14	Schedules	40

LIST OF SCHEDULES

Schedule 4.5                                           Conflicts; Consents
Schedule 4.6                                           Financial Statements
Schedule 4.7                                           Absence of Certain Changes
Schedule 4.8                                           Litigation
Schedule 4.9                                           Compliance with Laws
Schedule 4.10                                           Governmental Permits
Schedule 4.11                                           Title to Assets
Schedule 4.12(a)                                           Sufficiency of Company Intellectual Property
Schedule 4.12 (e)                                           Company Intellectual Property Royalties
Schedule 4.12(g)                                           Registered Company Intellectual Property
Schedule 4.12(h)                                           Third Party Intellectual Property
Schedule 4.13                                           Environmental Matters
Schedule 4.14(a)                                           Material Contracts
Schedule 4.15                                           Employee Benefit Plans
Schedule 4.16                                           Employees; Subcontractors
Schedule 4.17                                           Real Property Leases
Schedule 4.18                                           Personal Property
Schedule 4.20                                           Insurance
Schedule 4.21                                           Affiliate Transactions
Schedule 4.22                                           Customers and Suppliers
Schedule 4.25                                           Directors and Officers of the Company

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 5, 2008, by and between ISCO INTERNATIONAL, INC., a Delaware corporation (“Seller”), and TAA GROUP INC., an Illinois corporation (“Buyer”).  Seller and Buyer are sometimes individually referred to herein as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, the authorized capital stock of Clarity Communication Systems Inc., an Illinois corporation (the “Company”), consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding (the “Shares”).

WHEREAS, Seller owns beneficially and of record all of the Shares; and

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions.  The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acquisition Date” means January 3, 2008.

“Agreement” shall have the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of more than fifty percent (50%) of such Person’s voting securities, by contract or otherwise.

“Approved Transaction” shall have the meaning set forth in Section 2.4(e).

“Arbitration Firm” shall have the meaning set forth in Section 2.4(c).

“Business” means wireless applications software business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Illinois are authorized or obligated by Law or executive order to close.

“Business Financing” shall have the meaning set forth in Section 2.2(c).

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Party” shall have the meaning set forth in Section 7.2.

“Calculation Period” shall have the meaning set forth in Section 2.4(a).

“Change of Control” means with respect to any Person, (i) a transfer of more than fifty percent (50%) of all of the outstanding voting equity interests in such Person to one or more other Persons or (ii) a merger or consolidation of such Person with one or more other Persons in which the equity holders of such other Person or Persons as of immediately prior to such merger or consolidation hold more than fifty percent (50%) of all of the outstanding equity interests of the Person surviving such merger or consolidation, in the case of each of clause (i) and (ii), whether in a single transaction or through a series of related transactions.

“Charter Documents” means (i) with respect to a corporation, the certificate of incorporation and bylaws (or similar governing documents) and (ii) with respect to any other entity, the governing documents of such entity.

“Chosen Courts” shall have the meaning set forth in Section 8.5(b).

“Claim Notice” shall have the meaning set forth in Section 8.5(a).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing Payment” shall have the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Intellectual Property” means, collectively, all Intellectual Property, Technology and Software that is owned or used by the Company.

“Company Software” means all Software included in the Company Intellectual Property.

“Compensation and Benefit Plans” means any “employee benefit plan” (as defined in section 3(3) of ERISA)  and any other retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA), in any case which the Company maintains, is a party to, participates in or has any liability with respect to.

“Competing Business” shall have the meaning set forth in Section 6.1(a)(i).

“Consent” means any approval, authorization, consent, notification, filing, registration, permit, ratification, waiver or other permission, in whatever form, given by, required by, or obtained from any Person.

“Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).

“Current Employee” means any individual who is employed by the Company on the date of this Agreement.

“Current Employee Amount” shall have the meaning set forth in Section 2.3.

“Damages” means any and all damages, losses, costs and expenses and Liabilities, and reasonable attorney’s fees, expenses and disbursements in connection therewith.

“Deferred Closing Amount” shall have the meaning set forth in Section 2.2(c).

“Deposit Amount” shall have the meaning set forth in Section 2.2(a).

“Direct Claim” shall have the meaning set forth in Section 7.5(a).

“Disputed Amount” shall have the meaning set forth in Section 2.4(b).

“Environmental Laws” means all Laws or other governmental requirements related to the protection of the environment or human health and safety, including any Laws related to the disposal of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Monthly Deferred Consideration” means, for each Calculation Period, the Preliminary Monthly Deferred Consideration plus or minus the Disputed Amount.

“Final Monthly Revenue Amount” shall have the meaning set forth in Section 2.4(c).

“Final Monthly Revenue Determination Date” shall have the meaning set forth in Section 2.4(b).

“Financial Statements” means the unaudited financial statements of the Company for the period ended November 30, 2008, consisting of a balance sheet of the Company at such date and the related statement of earnings and cash flows for the eleven-month period then ended.

“Financing Entity” shall have the meaning set forth in Section 2.2(c).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any Federal, state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance or pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person under leases that have been or should be, in accordance with relevant accounting principles, recorded as capital leases, (vii) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (viii) all guarantees by such Person of the indebtedness of any other Person.

“Indemnified Party” shall have the meaning set forth in Section 7.5.

“Indemnifying Party” shall have the meaning set forth in Section 7.5.

“Initial Cash Amount” means the Closing Payment plus the Deposit Amount.

“Intellectual Property” means all of the following rights, title, or interest in or arising under the Laws of the United States, any state, any other country, or international treaty regime, whether or not filed, perfected, registered, or recorded, including all renewals thereof: (i) certificates of invention and other indicia of invention ownership, statutory invention registrations, patents, patent applications, and patent rights, including any such rights granted upon any reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries; (ii) trademarks, service marks, trade names, service names, domain names, trade dress, logos, images and other identifiers of same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) rights associated with works of authorship and literary property rights, including copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (iv) confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case other than Software (collectively, “Trade Secrets”) and (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property anywhere in the world, including all intellectual property rights in and to customer lists, databases, data collections, engineering data, manufacturing and production processes and procedures, design documents and analyses, diagrams, documentation, drawings, formulae, marketing plans, methodologies, processes, program listings, protocols, sales data, schematics, specifications, computer data, computer programs and Software, web sites, and other forms of Technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries), in each case other than Software.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, injunction, decree, writ, ruling, stipulation, assessment or arbitration award of any Governmental Authority.

“Law” means any Federal, state, local or foreign statute, ordinance, rule, regulation or other provision of law, or any Judgment or any other governmental requirement, Permit, registration or authorization.

“Lenders” means, collectively, Alexander Finance, L.P. and Manchester Securities Corporation.

“Liabilities” means any and all claims, charges, debts, demands, actions, obligations, bonds, indemnities and similar obligations, controversies, guarantees, make-whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Lien” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole, or (ii) the ability of either Party to consummate the transactions contemplated by this Agreement, in each case, whether viewed on a short-term and/or a long-term basis.

“Material Contracts” shall have the meaning set forth in Section 4.14(b).

“Material Payment Default” means any point at which (i) an aggregate amount of Final Monthly Deferred Consideration in excess of $100,000 is past due or (ii) any amount of Final Monthly Deferred Consideration is not paid within 120 calendar days following the applicable Final Monthly Revenue Determination Date.

“Monthly Revenue Amount” shall have the meaning set forth in Section 2.4(a).

“Monthly Revenue Statement” shall have the meaning set forth in Section 2.4(a).

“Non-Compete Period” shall have the meaning set forth in Section 6.1(a)(i).

“Objection Notice” shall have the meaning set forth in Section 2.4(c).

“Party” shall have the meaning set forth in the Preamble.

“Payoff Amount” shall have the meaning set forth in Section 2.4(d).

“Permit” means any permit, license, franchise, approval, order, qualification, waiver, registration, certificate, variance or other authorization of any Governmental Authority.

“Person” means any individual, bank, corporation, partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Governmental Authority.

“Personal Property” shall have the meaning set forth in Section 4.18.

“Personal Property Leases” shall have the meaning set forth in Section 4.18.

“Post-Closing Period” shall have the meaning set forth in Section 6.3(d).

“Pre-Closing Period” shall have the meaning set forth in Section 6.3(d).

“Preliminary Monthly Deferred Consideration” shall have the meaning set forth in Section 2.4(a).

“Previous Employee” means any individual who has ever been employed by the Company or Seller, and who is not employed by the Company or Seller on the date of this Agreement.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, or whether public or private), whether or not before or by any Governmental Authority.

“Real Property Leases” shall have the meaning set forth in Section 4.17(b).

“Registered Company Intellectual Property” means all patents and pending patent applications, trademark registrations and applications for registration of trademarks, registered copyrights, and registered domain names filed in the U.S. Patent and Trademark Office, U.S. Copyright Office or in any office or agency of the United States or any State thereof or any other country or political subdivision thereof or otherwise, in each case that are included within the Company Intellectual Property.

“Revenue” means the amount of revenue received by the Company.

“Review Period” shall have the meaning set forth in Section 2.4(c).

“Rivada Purchase Order” shall have the meaning set forth in Section 6.5.

“Seller” shall have the meaning set forth in the Preamble.

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of Gordon Reichard, Gary Berger, Amr Abdelmonem or Barb Olliges.

“Seller Indemnified Party” shall have the meaning set forth in Section 7.3.

 “Shares” has the meaning set forth in the Recitals.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Subcontractors” shall have the meaning set forth in Section 4.16(a).

“Taxes” means all income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, windfall profits, severance and employees’ income withholding and Social Security taxes, imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Proceeding” shall have the meaning set forth in Section 6.3(f).

“Tax Return” means any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax authority with respect to Taxes.

“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how,  research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software.

“Third Party Claim” shall have the meaning set forth in Section 7.5(a).

“Third Party Intellectual Property” shall have the meaning set forth in Section 4.12(h).

“Title and Authorization Representations” means the representations and warranties contained in Section 4.1, Section 4.2, Section 4.4, Section 4.5(a)(i), Section 4.23, Section 4.24, Section 5.1, Section 5.2(a)(i) and Section 5.4.

“Total Deferred Consideration” shall have the meaning set forth in Section 2.4(d).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes.

Section 1.2 Interpretation.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the table of contents and headings of particular provisions of this Agreement are inserted for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement;

(b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(c) the words “hereof,” “hereto,” “herein” and “hereunder” and words of similar import shall, unless otherwise stated, be deemed to refer to this Agreement as a whole and not to any specific Article, Section or provision of this Agreement;

(d) references to any Person include the successors and permitted assigns of such Person; and

(e) references to any Law shall mean such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder.

Each Party acknowledges that (i) it has had the opportunity to read and review this Agreement with counsel, (ii) this Agreement has been the subject of active and complete negotiations between the Parties and (iii) this Agreement has been jointly authored and shall not be interpreted to the benefit or detriment of either Party based on authorship.

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

Section 2.1 Stock Purchase.  On the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign and transfer to Buyer, all of the Shares, which Shares do and shall constitute all of the outstanding equity interests of the Company, free and clear of any and all Liens.

Section 2.2 Purchase Price.

(a) In full consideration for the transfer of the Shares and the non-competition obligations of Seller set forth in Section 6.1, Buyer shall pay the amounts and/or otherwise provide the consideration set forth in Section 2.2 and Section 2.4, in each case in accordance with the terms thereof.  The Parties acknowledge that Buyer has previously paid $75,000 (the “Deposit Amount”) to Seller pursuant to that certain Letter of Intent, dated October 30, 2008, between the Parties.

(b) At the Closing, Buyer shall pay to Seller an amount equal to $250,000 (the “Closing Payment”).

(c) Except as provided below, Buyer shall pay to Seller in cash an amount equal to $175,000 (the “Deferred Closing Amount”) on March 5, 2009.  Seller may provide notice on or prior to March 5, 2009 that it wishes to defer receipt of, or convert, such payment, in which event the Deferred Closing Amount shall be payable upon demand at any time on or after March 5, 2009 or shall be converted as provided herein.  If, prior to March 5, 2009, Buyer or an Affiliate of Buyer (a “Financing Entity”) consummates an equity financing transaction in which the proceeds of such transaction will be used to provide funding for the Business (a “Business Financing”), the Financing Entity shall provide notice thereof to Seller.  On or prior to March 5, 2009, Seller may provide notice to Buyer that it wishes to convert the Deferred Closing Amount pursuant to the terms hereof, and on March 5, 2009, in full satisfaction of the Deferred Closing Amount, Buyer shall issue to Seller such number of equity securities of such Financing Entity equal to the quotient of (i) (A) the amount of the Deferred Closing Amount that Buyer has not previously paid multiplied by (B) 1.5 divided by (ii) the price per equity security of the Financing Entity as valued in such Business Financing.  If Seller has provided notice that it wishes to defer receipt of the Deferred Closing Amount, and if a Financing Entity consummates a Business Financing on or after March 5, 2009, then on the date of the consummation of such Business Financing (unless Seller otherwise elects or has elected to demand payment of all of the Deferred Closing Amount in cash or Buyer elects or has elected to pay Seller all of the Deferred Closing Amount in cash), in full satisfaction of the Deferred Closing Amount, Buyer shall issue Seller such number of equity securities of such Financing Entity pursuant to the formula set forth in this Section 2.2(c).  The economic terms and conditions applicable to Seller in any issuance of equity securities of a Financing Entity pursuant to this Section 2.2(c) shall be the same as the economic terms and conditions applicable to the other investors in any such Business Financing.  Buyer shall provide notice to Seller no less than ten (10) calendar days prior to the consummation of any Business Financing.  For the avoidance of doubt and notwithstanding anything in this Section 2.2(c) to the contrary, Buyer shall be entitled to pay, at its sole discretion and without penalty, all or any part of the Deferred Closing Amount in cash at any time after the Closing.

(d) Payments to Seller under this Section 2.2 shall be made by means of a wire transfer of immediately available funds to the following account of Seller:

Bank Name: First Bank
Bank Address: 678 Lee Street, Des Plaines, IL 60016
Account Number: 9944112754
Bank Routing Number: 081009428
Bank Swift Code: FBOLUS6L
Beneficiary: ISCO International, Inc.

Section 2.3 Settlement of Outstanding Payable Amounts.  On or prior to the date hereof, Seller has paid the following amounts to the Current Employees: (i) $46,193.50, which amount represents the amount of salary owing to the Current Employees up to and including the date hereof; (ii) $90,199.98, which amount represents a retention bonus owing to the Current Employees in the amount of one-month’s salary for each Current Employee; and (iii) $33,614.80, which amount represents the aggregate amount of accrued vacation owing to the Current Employees as of the date hereof (such amounts are collectively referred to herein as the “Current Employee Amount”).

Section 2.4 Deferred Consideration.

(a) No later than fifteen (15) calendar days after the end of each calendar month following the Closing (beginning with the calendar month ending December 31, 2008) (each such calendar month period, a “Calculation Period”),  Buyer shall prepare and deliver to Seller a written statement (a “Monthly Revenue Statement”) setting forth the amount of Revenue, if any, of the Company for the applicable Calculation Period (the “Monthly Revenue Amount”), together with reasonably detailed back-up information with respect to the calculation of such amount.  Buyer shall, concurrently with its delivery of the Monthly Revenue Statement, pay to Seller an amount equal to the product of 0.06 multiplied by the Monthly Revenue Amount (such resulting amount, the “Preliminary Monthly Deferred Consideration”).  If the Preliminary Monthly Deferred Consideration is not paid within such fifteen (15) calendar period, any such unpaid amount shall bear interest at a rate of 1% per month (or, as contemplated by Section 2.4(f), 10% per month) until paid.

(b) Following any determination pursuant to Section 2.4(c) that an adjustment to the Preliminary Monthly Deferred Consideration is necessary, then (1) if the Disputed Amount is a positive number, then Buyer shall pay to Seller, no later than five (5) calendar days following the date on which the Final Monthly Revenue Amount is determined in accordance with Section 2.4(c) (such date, the “Final Monthly Revenue Determination Date”), an amount equal to the difference of (i) the product of (y) the Final Monthly Revenue Amount multiplied by (z) 0.06 minus (ii) the Preliminary Monthly Deferred Consideration (such resulting amount, the “Disputed Amount”), which is payable to Seller by means of a wire transfer of immediately available funds to an account designated in writing by Seller, and (2) if the Disputed Amount is a negative number, Seller shall pay such amount to Buyer within five (5) calendar days following the Final Monthly Revenue Determination Date.  If the Disputed Amount is not paid within such five (5) calendar day period, any such unpaid amount shall bear interest at a rate of 1% per month (or, as contemplated by Section 2.4(f), 10% per month) until paid.

(c) Within thirty (30) calendar days after receipt by Seller of a Monthly Revenue Statement (the “Review Period”), Seller may deliver a written notice (an “Objection Notice”) to Buyer of any good faith dispute it has with respect to the preparation or content of such Monthly Revenue Statement (it being understood that any such dispute by Seller shall relate solely to Buyer’s calculation of the Monthly Revenue Amount).  During such thirty (30) calendar day period, Buyer shall promptly deliver to Seller any materials reasonably requested by Seller in order to allow Seller to verify Buyer’s calculation of the Monthly Revenue Amount.  The Objection Notice shall describe in reasonable detail the items contained in such Monthly Revenue Statement that Seller disputes and the basis for any such disputes.  Any items other than those disputed in the Objection Notice or arising out of or related to items disputed in the Objection Notice shall be deemed to have been accepted by Seller.  If Seller does not deliver an Objection Notice with respect to a Monthly Revenue Statement within the Review Period (or if, within the Review Period, Seller informs Buyer that it has no objection to the Monthly Revenue Statement), such Monthly Revenue Statement shall be final, conclusive and binding on the Parties, except in the case of intentional misrepresentation or fraud in the preparation or presentation of any such Monthly Revenue Statement.  In the event that Seller delivers a timely Objection Notice, the Parties shall negotiate in good faith to resolve the disputes.  If the Parties, notwithstanding such good faith effort, fail to resolve all such disputes within fifteen (15) calendar days after Buyer receives an Objection Notice, then at any time thereafter upon the request of either Party, the Parties shall jointly engage an independent, nationally-recognized accounting firm mutually agreed to by the Parties (the “Arbitration Firm”) to resolve such dispute.  As promptly as practicable thereafter (and, in any event within fifteen (15) calendar days after the Arbitration Firm’s engagement), Seller shall submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to Buyer), supported by any documents and arguments upon which it relies.  As promptly as practicable thereafter (and, in any event, within fifteen (15) calendar days after Seller’s submission of such unresolved elements), Buyer shall submit its response to the Arbitration Firm (with a copy to Seller) supported by any documents and arguments upon which it relies.  The Arbitration Firm shall render its determination within fifteen (15) calendar days after its receipt of Buyer’s response.  The scope of the disputes to be resolved by the Arbitration Firm shall be limited to the unresolved items on the Objection Notice.  The determination of the Arbitration Firm shall be conclusive and binding on the Parties.  The Monthly Revenue Amount, as finally determined pursuant to this Section 2.4(c), for a particular Calculation Period shall be referred to herein as the “Final Monthly Revenue Amount” for such Calculation Period.  The costs and expenses of the Arbitration Firm’s review shall be borne by Seller unless the Final Monthly Revenue Amount exceeds the Monthly Revenue Amount specified in the Monthly Revenue Statement by 5% or more, in which case such costs and expenses shall be borne by Buyer.

(d) Seller shall be entitled to receive payments pursuant to this Section 2.4 until the aggregate amount of all Final Monthly Deferred Consideration paid to Seller is equal to $5,000,000 (the “Total Deferred Consideration”).  At such point, Seller shall no longer be entitled to receive any further payments pursuant to this Section 2.4.  In addition, Buyer may, at any time and in its sole discretion, pay to Seller an amount equal to (A) the Total Deferred Consideration minus (B) the aggregate amount of all Final Monthly Deferred Consideration paid to Seller as of the applicable date (such resulting amount, the “Payoff Amount”).  Upon Seller’s receipt of the Payoff Amount, it shall no longer be entitled to receive any further payments pursuant to this Section 2.4.

(e) Except as set forth below, upon any (i) transfer, sale or assignment by Buyer of all or substantially all of the Company’s Software, (ii) transfer, sale or assignment by Buyer of all or substantially all of the assets of the Company or (iii) any Change of Control of the Company, Buyer shall pay to Seller the Payoff Amount and any Deferred Closing Amount that Buyer has not previously paid.  Notwithstanding the foregoing sentence, Buyer shall be entitled to (without triggering any obligation to pay the Payoff Amount or any Deferred Closing Amount that Buyer has not previously paid) (A) enter into any of the transactions contemplated by the foregoing clauses (i)-(iii) with any Affiliate (so long as (x) such Affiliate assumes Buyer’s obligations under this Agreement and (y) any such transaction with an Affiliate is approved in advance by Seller, such approval not to be unreasonably withheld (an “Approved Transaction”)) and (B) license any of the Company’s Software in the ordinary course of business in connection with the operation of the Business by the Company and not with a view to permanently divest such Software so that it will no longer be part of the operation of the Business by the Company.  For the avoidance of doubt, the transfer, sale, assignment or issuance of less than a majority of the equity interests of the Company or any Affiliate shall not trigger an obligation to pay the Payoff Amount or any Deferred Closing Amount that Buyer has not previously paid.  Buyer hereby agrees that until such time as the Total Deferred Consideration is paid in full, Buyer shall cause the following legend to be included on each stock certificate representing shares of capital stock of the Company:

"The securities evidenced by this certificate are subject to the terms and conditions of that certain Stock Purchase Agreement by and between ISCO International, Inc. and TAA Group Inc., dated December 5, 2008, which contains certain restrictions on transfer of the securities evidenced by this certificate. The holder of this certificate takes the same and holds it subject to the terms and conditions of such Agreement, and any transfer in conflict therewith or in derogation thereof is void and of no legal force or effect or validity whatsoever."

(f) From and after a Material Payment Default, (i) the interest on past-due amounts shall be increased to 10% per month and (ii) Seller shall be entitled to exercise any and all legal remedies available to it in order to collect such past due amounts (plus the amount of interest thereon).

(g) Until such time as Buyer is no longer obligated to make payments to Seller pursuant to this Section 2.4, Buyer shall not, without Seller’s consent, take any action that results in (i) avoiding amounts that would otherwise be payable to Seller pursuant to this Section 2.4, (ii) adversely affecting the monitoring or reporting of amounts payable under this Section 2.4, without a principal business objective other than the decrease of the amounts otherwise payable under this Section 2.4 or the adverse effect on the monitoring or reporting of amounts payable under this Section 2.4, as the case may be.  An action will be deemed to have such a principal business objective if the projected financial results of such action are materially favorable to the Company without considering the avoidance of payments under this Section 2.4 or the adverse affect on the monitoring or reporting of amounts payable under this Section 2.4, as the case may be.  Until such time as Buyer is no longer obligated to make payments to Seller pursuant to this Section 2.4, Buyer must not (A) operate or allow the Business to be operated in a manner that will, or is reasonably likely to, materially impair the ability of Buyer or its successors or assigns to make the payments provided for hereunder or (B) permit its assets to become subject to any lien, mortgage, security interest or pledge in favor of any Affiliates, officers or directors of Buyer.

(h) Once per calendar year until such time as Buyer is no longer obligated to make payments to Seller pursuant to this Section 2.4, Buyer shall, and shall cause the Company to, make available to Seller, upon reasonable request and during normal business hours, copies of the books and records of Buyer and the Company for the sole purpose of determining the amounts payable pursuant to this Section 2.4 or otherwise under this Agreement.

(i) Buyer’s payment obligations hereunder shall be absolute, and shall not be subject to set-off, reduction, withholding or deduction of any kind.  If (i) Seller is entitled to any payments pursuant to this Section 2.4 and such payments are not paid when due and (ii) Seller successfully brings a legal action against Buyer in order to collect any such past-due amounts, then Buyer shall reimburse Seller for all legal fees incurred by Seller in connection with bringing such action.

                                   ARTICLE 3

THE CLOSING

Section 3.1 The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois, 60606-4637, on the date hereof and concurrently with the execution of this Agreement (the “Closing Date”).

Section 3.2 Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) the stock certificate(s) representing the Shares, duly endorsed for transfer (or accompanied by duly executed stock powers), free and clear of any and all Liens;

(b) a receipt for the Closing Payment;

(c) a letter, in form and substance satisfactory to Buyer, from each Lender setting forth the full release and termination of any and all Liens held by such Person on any of the assets or properties of the Company;

(d) evidence, in form and substance satisfactory to Buyer, of the receipt of each Consent set forth on Schedule 4.5;

(e) a certificate of an authorized representative of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying: (i) the Charter Documents of the Company; (ii) the resolutions duly and validly adopted by Seller’s board of directors evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of Seller executing this Agreement;

(f) a good standing certificate of the Company, certified as of the most recent reasonably practicable date by the Secretary of State of the State of Illinois;

(g) resignations from all the Company’s directors and officers effective as of the Closing Date, in forms and substance reasonably satisfactory to Buyer; and

(h) evidence, in form and substance satisfactory to Buyer, of the payment of the Current Employee Amount.

Section 3.3 Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) the Closing Payment;

(b) a receipt for the Shares; and

(c) a certificate of an authorized representative of Buyer, dated the Closing Date, certifying: (i) the resolutions duly and validly adopted by Buyer’s board of directors evidencing its authorization of the execution, delivery and performance of this Agreement and such other documents as may be reasonably necessary to consummate the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of Buyer executing this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the schedules to this Agreement (it being understood that each schedule shall list the items applicable to such schedule, although the omission of any item from a schedule shall not be a breach of this Agreement if such item is disclosed in another schedule and the relevance to such other schedule is reasonably apparent), Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Incorporation, Qualification and Authority of Seller; Due Authorization and Enforceability.

(a) Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.  Seller is duly qualified to do business in Illinois.

(b) Seller has the full power, authority and legal capacity to enter into this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller, including approval of the board of directors of Seller.  Approval of the shareholders of Seller is not required for the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.2 Incorporation, Qualification and Authority of the Company.  The Company is validly existing and in good standing under the Laws of the State of Illinois and has full power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership of its properties make such qualification necessary, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Correct and complete copies of the Company’s Charter Documents have been delivered to Buyer.  The Company is not in violation of any term of the Company’s Charter Documents.

Section 4.3 Subsidiaries; Equity Interests.  The Company has no, and since the Acquisition Date, has never had any, Subsidiaries and does not (a) own, or have any right to acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (b) have the ability to control (whether through the ownership of voting securities or otherwise) any other Person.

Section 4.4 Capital Structure of the Company.  The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding.  Seller owns all the outstanding capital stock of the Company, free and clear of any and all Liens.  All of the outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal.  No shares of capital stock are held in the treasury of the Company.  There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company.  There are no outstanding or authorized options, warrants, rights, calls, puts, rights to subscribe, conversion rights or other Contracts to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or other equity interests (other than this Agreement).  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no voting trusts, proxies or any other agreements, understandings or Contracts with respect to the voting of the capital stock (or other equity interests) of the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock (or other equity interest).

Section 4.5 Conflicts; Consents.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby does not and will not (i) violate or conflict with the Charter Documents of the Company or Seller, (ii) conflict with or violate any Law or Judgment applicable to the Company or Seller, (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give any Person any rights of termination, revocation, suspension, amendment, acceleration or cancellation of, any Contract to which the Company or Seller is a party or by which any of their respective properties or assets is bound, or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or the Shares.

(b) Except as set forth on Schedule 4.5, neither Seller nor the Company is or will be required to give any notice to or otherwise give or obtain any Consent from any Person in connection with the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby.

Section 4.6 Financial Statements; Absence of Liabilities.  A copy of the Financial Statements is set forth on Schedule 4.6.  Except as set forth on Schedule 4.6, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the financial condition of the Company as of the dates thereof.  The Financial Statements were prepared from and in accordance with the Company’s books and records, and do not represent any transactions which are not bona fide transactions.  Since the Acquisition Date, the Company has not incurred any Liabilities that are not set forth in the Financial Statements other than such Liabilities that are immaterial.

Section 4.7 Absence of Certain Changes.  Except as set forth on Schedule 4.7, since the Acquisition Date, the Company has not (voluntarily or involuntarily):

(a) suffered any material theft, damage, destruction or casualty loss to any of its assets or properties (tangible or intangible), whether or not covered by insurance, or suffered any substantial destruction of its books and records;

(b) sold, assigned, leased, licensed, transferred or otherwise disposed of or encumbered any of its tangible assets or properties, except in the ordinary course of business in a manner consistent with past practice, or sold, assigned, leased, licensed, transferred or otherwise disposed of or encumbered any Intellectual Property or other intangible assets, or disclosed any proprietary confidential information to any Person;

(c) incurred or become subject to any material Liabilities;

(d) borrowed any money or issued or exchanged any notes or other evidences of any Indebtedness, or mortgaged, pledged or subjected to (voluntarily or involuntarily) any Lien any assets;

(e) made any loans or advances to, or guarantees for the benefit of, any Person or canceled any Indebtedness or other claims or rights owing to or held by it;

(f) discharged or satisfied any Lien or Indebtedness or paid any material Liability;

(g) failed to promptly pay and discharge any current Liabilities or became liable to repay any loan or Indebtedness in advance of its stated maturity;

(h) made or granted any bonus, wage, salary or other compensation increase to any (or to any group of) current or former equityholders, directors or managers (or equivalent governing personnel), officers, partners, executives or (except in the ordinary course of business consistent with the Company’s practices immediately prior to the Acquisition Date) other employees, or entered into any employment, severance, or similar Contract with any current or former equityholders, directors or managers (or equivalent governing personnel), officers, partners, executives or (except in the ordinary course of business consistent with the Company’s practices immediately prior to the Acquisition Date) other employees;

(i) adopted, or granted any increase in the payments to or benefits under, any Compensation and Benefit Plan, or amended, supplemented, modified, replaced or terminated any Compensation and Benefit Plan;

(j) entered into, amended, terminated (voluntarily or involuntarily) or received notice (written or oral) of termination of, any Material Contract (including all Contracts that would have been required to be disclosed on Schedule 4.14(a) but for the termination of such Contract);

(k) entered into any Contract prohibiting or restricting the ability of the Company to complete with any Person, engage in any business or operate in any geographical area;

(l) made a material change in its accounting methods or made or rescinded any Tax election or changed any method of accounting for foreign, federal or state income Tax purposes;

(m) acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets and/or equity;

(n) made any capital expenditures or commitments therefor in excess of $10,000;

(o) instituted, compromised or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company;

(p) failed to maintain any of its insurance policies as currently in effect or allowed any of such policies to lapse;

(q) entered into any other material transaction; or

(r) committed, either in writing or orally, to take any of the foregoing actions or activities.

Section 4.8 Litigation.  Except as set forth on Schedule 4.8, since the Acquisition Date, there have not been any Proceedings pending or, to Seller’s Knowledge, threatened (i) against or affecting the Company or any of its assets (tangible or intangible) or (ii) relating to the transactions contemplated by this Agreement.  Except as set forth on Schedule 4.8, neither the Company nor any of its assets (tangible or intangible) has, since the Acquisition Date, been subject to any Judgment.  The representations and warranties in this Section 4.8 do not address or include Tax Proceedings or Judgments.

Section 4.9 Compliance with Laws.  The Company is, and since the Acquisition Date has been, in compliance, in all material respects, with all applicable Laws required by its activities following the Acquisition Date.  Except as set forth on Schedule 4.9, since the Acquisition Date, neither Seller nor the Company has received a written notice regarding any actual or alleged failure by the Company to comply with applicable Laws.  The representations and warranties in this Section 4.9 do not address or include Tax Laws.

Section 4.10 Governmental Permits.  The Company holds, and since the Acquisition Date, has held, all Permits required by any Governmental Authority to operate its business and to own its assets as required by its activities following the Acquisition Date.  All Permits currently held by the Company in connection with its activities following the Acquisition Date are in full force and effect and the Company is not in material default or violation of any such Permits.  A correct and complete list of all Permits currently held by the Company is set forth on Schedule 4.10.

Section 4.11 Title to Assets.  Except as set forth on Schedule 4.11, the Company has good and marketable title to, and is the lawful owner of, all of its tangible and intangible assets, properties and rights, free and clear of any and all Liens (other than Liens that have been in place since the Acquisition Date).

Section 4.12 Intellectual Property.

(a) To the extent such Company Intellectual Property was procured on or after the Acquisition Date, the Company owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all of such Company Intellectual Property, free and clear of any and all Liens.  The Company Intellectual Property constitutes all of the Intellectual Property, Technology and Software used in, related to or necessary for the operation of the Business as conducted between the Acquisition Date and the Closing.  Except as set forth on Schedule 4.12(a), the Company Intellectual Property will be available for use by the Company on substantially identical terms immediately after the Closing as were applicable to the Company immediately prior to the Closing.

(b) To Seller’s Knowledge, use of the Company Intellectual Property as presently used by the Company does not infringe upon or misappropriate the Intellectual Property rights of any Person.

(c) To Seller’s Knowledge, no Person is engaging in, or since the Acquisition Date, has engaged in, any activity that infringes upon the Company Intellectual Property.

(d) Since the Acquisition Date, neither Seller nor the Company has received any written claim or notice from any Person (i) alleging that the operation of the Company’s business infringes upon any Intellectual Property rights of any Person, (ii) challenging or asserting an ownership interest in any Company Intellectual Property or (iii) challenging the validity or enforceability of the Company Intellectual Property.  There are no, and since the Acquisition Date, has never been any, infringement Proceedings pending or, to Seller’s Knowledge, threatened against the Company with respect to any Company Intellectual Property.

(e) The issued patents, registered trademarks, domain name registrations, and registered copyrights included within the Registered Company Intellectual Property are valid, enforceable, active and subsisting, and all registration, maintenance and renewal fees required to have been paid after the Acquisition Date have been paid and all documentation required to have been filed after the Acquisition Date has been filed as required to maintain the Registered Company Intellectual Property.  Schedule 4.12(e) sets forth a list of all royalties, license fees, charges or other payments due to any third party in respect of any licensed Company Intellectual Property.

(f) Since the Acquisition Date, the Company has taken reasonable measures to protect the confidentiality of the Trade Secrets and confidential information with respect to the Company Intellectual Property.  Since the Acquisition Date, the Company has maintained reasonable and appropriate security and data privacy procedures intended to safeguard its computer systems and the data contained on such computer systems.

(g) Schedule 4.12(g) sets forth a correct and complete list of all Registered Company Intellectual Property and licenses relating thereto.

(h) Schedule 4.12(h) sets forth a correct and complete list of all Intellectual Property that any third party has licensed to the Company or otherwise authorized the Company to use, other than commercial off-the-shelf software (the “Third Party Intellectual Property”).  All Contracts governing the Third Party Intellectual Property are in full force and effect and neither the Company nor, to Seller’s Knowledge, any other party thereto, is in breach of any such Contracts due to action or inaction subsequent to the Acquisition Date.

(i) To Seller’s Knowledge, since the Acquisition Date, in no instance has the eligibility of the Company Software for protection under applicable patent or copyright Law been forfeited or otherwise reverted to the public domain by omission of any required notice or any other action.  None of the Company Software, and no portion thereof, is licensed pursuant to an “open source,” “shareware” or “freeware” license, or incorporates or is based on any computer software that is licensed pursuant to an “open source,” “shareware” or “freeware” license, or is otherwise distributed for use with any “open source,” “shareware” or “freeware” licensed software.

(j) Since the Acquisition Date, all personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception or development of the Company Intellectual Property on behalf of Company either (i) have been party to a “work-for-hire” arrangement or agreement with the Company, in accordance with applicable Laws, that has transferred the creator’s right to the Company as “author” under applicable copyright Law, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property and all Intellectual Property rights thereby arising.

Section 4.13 Environmental Matters.  Except as set forth on Schedule 4.13,

(a) the Company is, and has been since the Acquisition Date, in compliance in all material respects with all Environmental Laws applicable to its activities following the Acquisition Date and no condition exists or event has occurred since the Acquisition Date, with or without notice or the passage of time or both, which would constitute a violation of or give rise to any Liability under any Environmental Law;

(b) the Company is not, and since the Acquisition Date, has not been, required under any Environmental Law applicable to its activities following the Acquisition Date to possess any Permits;

(c) since the Acquisition Date, the Company has not treated, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any Hazardous Substance, so as to give rise to any current or future Liability (including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees) pursuant to any Environmental Law;

(d) since the Acquisition Date, neither Seller nor the Company has received any notice from any Governmental Authority or any other Person that the Company is in violation of any Environmental Law, or that the Company is responsible (or potentially responsible) for the cleanup or remediation of any substances at any locations;

(e) the Company is not, and since the Acquisition Date, has not been, subject to any pending or threatened Proceedings involving a demand for damages, injunctive relief, penalties or other potential Liability with regard to alleged violations of any Environmental Law in connection with its activities following the Acquisition Date;

(f) since the Acquisition Date, the Company has timely filed all reports and notifications required to be filed and has generated and maintained all required records and data under all applicable Environmental Laws; and

(g) since the Acquisition Date, the Company has not caused any of the following to exist in or at any real property owned or leased by the Company: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; (iv) landfills, surface impoundments or disposal areas; or (v) mold or water intrusion that could lead to the formation of mold.

Section 4.14 Contracts.

(a) Schedule 4.14(a) sets forth a correct and complete list of all Contracts of the following types to which the Company is a party, by which it is bound, or to which any of its assets or properties is subject:

(i) any Contract which requires or has required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $10,000, or provides or has provided for the delivery of goods or performances of services, or any combination thereof, having a value in excess of $10,000;

(ii) any collective bargaining agreement;

(iii) any Contract engaging any third party to act as a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or any Contract to act as one of the foregoing on behalf of any Person;

(iv) any Contract or arrangement relating to Indebtedness;

(v) any Contract involving a partnership, joint venture or other cooperative undertaking;

(vi) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company or that requires the Company to deal exclusively with any third party;

(vii) any power of attorney or Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or the Company is granted the authority to act for or on behalf of any Person;

(viii) any employment agreement, severance agreement or other Contract or arrangement relating to the employment of any individual by the Company;

(ix) any Contract with an Affiliate;

(x) any Contract or arrangement of any kind with any employee, officer or director of any Company or any Affiliates of such individuals, or any Contract or other arrangement of any kind with Seller or any Affiliate of Seller;

(xi) any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;

(xii) any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company, or any acquisition or disposition of any subsidiary, division, line of business, or real property of the Company; and

(xiii) any Contract that is not of a type listed above but that is otherwise material to the Company.

(b) The Contracts set forth, or required to be set forth, on Schedule 4.14(a) are referred to herein as the “Material Contracts.”  Correct and complete copies of each Material Contract have been provided to Buyer.  Except as set forth on Schedule 4.14(a), (i) each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to Seller’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) the Company is not in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract.  Except as set forth on Schedule 4.14(a), since the Acquisition Date, no party to any Material Contract has given Seller or the Company notice that it intends to terminate such Material Contract prior to the end of the current term of such Material Contract.

Section 4.15 Employee Benefit Plans.

(a) All Compensation and Benefit Plans are set forth on Schedule 4.15, and correct and complete copies of all such Compensation and Benefit Plans have been made available for Buyer’s review.

(b) All Compensation and Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable Laws since the Acquisition Date and, since the Acquisition Date, the Company has not received any notice issued by any Governmental Authority questioning or challenging such compliance.

(c) Each Compensation and Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained or is the subject of a favorable determination or opinion letter with respect to the qualified status of such Compensation and Benefit Plan from the IRS and, since the Acquisition Date, to Seller’s Knowledge, no event has occurred or facts exist that could reasonably be expected to adversely affect the qualified status of such plan.

(d) No Compensation and Benefit Plan is a multiemployer plan  (as defined in section 3(37) of ERISA) or is subject to title IV of ERISA.  Any Compensation and Benefit Plan that is a nonqualified deferred compensation plan within the meaning of section 409A of the Code has been administered in all material respects in compliance with section 409A of the Code.

(e) Since the Acquisition Date, there have been no acts or omissions with respect to the Compensation and Benefit Plans by the Company or, to Seller’s Knowledge, any other person which have given rise to or may reasonably be expected to give rise to any material interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company may reasonably be expected to be liable.

(f) None of the payments contemplated by the Compensation and Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

(g) There are no, and since the Acquisition Date, has never been any, Proceedings (other than routine claims for benefits) pending or, to Seller’s Knowledge, threatened involving any Compensation and Benefit Plan or the assets thereof and, to Seller’s Knowledge, no facts exist which could reasonably be expected to give rise to any such Proceedings (other than routine claims for benefits).

(h) The Company does not have any, and since the Acquisition Date, has never had any, Liability for providing, under any Compensation and Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state Law.

Section 4.16 Employees; Subcontractors; Labor Matters.

(a) Schedule 4.16 sets forth (i) a correct and complete list with job titles, principal work location, rate of pay, length of continuous service, active or inactive status, reason for inactive status and expected date of return to active status of all of the Current Employees and (ii) a correct and complete list with rate of pay and length of continuous service of all of the subcontractors currently working for the Company (the “Subcontractors”).  Other than the amounts reflected in the Current Employee Amount (which, as contemplated by Section 2.3, will be paid in full by Seller prior to the Closing) or as set forth on Schedule 4.16, there are no amounts or other Liabilities owing by the Company to the Current Employees, the Previous Employees, the Subcontractors or any past subcontractors.

(b) With respect to any Current Employee or any Previous Employee, (i) the Company is not a party to or bound by any collective bargaining agreement, Contract or other understanding with a labor union or labor organization, (ii) the Company is not, and since the Acquisition Date, has not been, the subject of a Proceeding asserting that the Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment of any of the Current Employees or Previous Employees and (iii) there is no, and since the Acquisition Date, has not been any, strike or other labor dispute involving the Company pending or, to Seller’s Knowledge, threatened, with respect to the Current Employees or Previous Employees seeking to certify a collective bargaining unit or engaging in similar organizational activity.  The Company is, and since the Acquisition Date, has been, in compliance in all material respects with all applicable Laws respecting employment practices, equal employment opportunity, immigration, occupational safety and health, worker’s compensation, wages and hours, and any other terms and conditions of employment and wages with respect to the Current Employees and Previous Employees.  The Company is, and since the Acquisition Date, has been, in compliance in all material respects with all Laws and regulations, including those Laws regarding Tax and benefits treatment, applicable to independent contractors, consultants, temporary and leased employees.  Since the Acquisition Date, the Company has not taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Relocation Notification Act or could otherwise trigger any notice requirement or Liability under any local or state plant closing notice Law.

Section 4.17 Real Property.

(a) The Company does not own, and since the Acquisition Date, has not owned, any real property, whether directly or indirectly.

(b) Schedule 4.17 sets forth a correct and complete list of all real property leases to which the Company is a party (collectively, the “Real Property Leases”).  All of the Real Property Leases are in full force and effect and constitute the legal, valid and binding obligations of the Company and, to Seller’s Knowledge, the other parties thereto.  All of the Real Property Leases are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Since the Acquisition Date, neither Seller nor the Company has given or received notice of, or is otherwise aware of any exercise of, a right to terminate any Real Property Lease.  All rent and other amounts due and payable with respect to the Real Property Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing will have been paid prior to the Closing.  Correct and complete copies of each Real Property Lease have been provided to Buyer.

(c) Since the Acquisition Date, neither Seller nor the Company has received notice of, or is otherwise aware of any violation of Law affecting the real property leased by the Company pursuant to the Real Property Leases including, zoning, building or similar Laws.

Section 4.18 Personal Property.  Schedule 4.18 sets forth a correct and complete list of all the personal properties (including equipment and other tangible assets) and assets owned, leased or used by the Company with an individual book value in excess of $10,000 (the "Personal Property").  The Company has a valid leasehold interest in all of the Personal Property leased by the Company and all such leases (the “Personal Property Leases”) are in full force and effect and constitute valid and binding obligations of the Company and, to Seller’s Knowledge, the other parties thereto.  Neither the Company nor, to Seller’s Knowledge, any other party thereto is in breach of any of the terms of any Personal Property Lease.  Schedule 4.18 sets forth a correct and complete list of the Personal Property Leases.  Correct and complete copies of each Personal Property Lease have been provided to Buyer.

Section 4.19 Taxes.

(a) Since the Acquisition Date, the Company has filed on a timely basis all material Tax Returns that are required by applicable Law to be filed on or before the Closing Date.  Each such Tax Return is correct and complete in all material respects.  All Taxes shown as due and owing on all such Tax Returns have been paid.  Since the Acquisition Date, the Company has not requested an extension of time within which to file any such Tax Return in respect of any taxable year which has not since been filed.

(b) No federal, state, provincial, local or foreign audit or other Proceeding is pending with regard to any Taxes or Tax Returns of the Company related to periods after the Acquisition Date.  Since the Acquisition Date, neither Seller nor the Company has received any written notice that an audit or other Proceeding is threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company.  Since the Acquisition Date, the Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes.

(c) All Tax deficiencies which have been claimed, proposed or asserted in writing against the Company since the Acquisition Date have been fully paid or finally settled.

(d) There are no Tax Liens (other than for Taxes not yet due and payable, and other than Taxes attributable to any Tax periods (or portions thereof) ending on or prior to the Acquisition Date) upon the properties or assets of the Company.

(e) Since the Acquisition Date, the Company has not entered into or become subject to any Tax sharing agreement.

(f) Since the Acquisition Date, the Company has not acquired assets from another corporation in a transaction in which the Company’s Tax basis of the acquired assets was determined, in whole or in party, by reference to the Tax basis of the acquired assets (or other property) in the hands of the transferor.

(g) Since the Acquisition Date, the Company has withheld and timely paid all material Taxes required to have been withheld and paid, and has collected and remitted all material Taxes (including all sales and use Taxes) required to be collected and remitted, and has complied with all material information reporting and backup withholding requirements.

(h) Seller is not a foreign person within the meaning of Section 1445(b)(3) of the Code.

(i) Since the Acquisition Date, the Company has not agreed to nor is it required to make by reason of a change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  Since the Acquisition Date, the Company has not been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code.  Since the Acquisition Date, the Company has not received (and is not subject to) any private ruling from any Taxing authority and has not entered into (and is not subject to) any agreement with any Taxing authority.  Since the Acquisition Date, the Company has not engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

Section 4.20 Insurance.  Schedule 4.20 sets forth a correct and complete list of all insurance for which the Company is a beneficiary.  Except as set forth on Schedule 4.20, since the Acquisition Date, no material claims have been made against such insurance.  All such insurance is in full force and effect and all premiums due to date have been paid.

Section 4.21 Affiliate Transactions.  Except as set forth on Schedule 4.21, neither Seller nor any Affiliate of Seller (i) is a party to any Contract with the Company, (ii) owns any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the business of the Company or (iii) has or claims to have any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company.  Schedule 4.21 sets forth a correct and complete description of all such Contracts, properties, Persons, interests, arrangements and involvements.

Section 4.22 Customers and Suppliers.  Schedule 4.22 sets forth a correct and complete list of the 15 largest customers and suppliers of the Company in terms of the dollar volume of sales made and purchases made, respectively, during the most recently completed fiscal year and the portion of the current fiscal year prior to the date of this Agreement.  Since the Acquisition Date, no such customer or supplier has canceled or otherwise terminated, or threatened to cancel or terminate its relationship with the Company or, in the case of customers, reduced or threatened to reduce its business with the Company.  Since the Acquisition Date, neither Seller nor the Company has received written notice or has otherwise become aware that any such customer or supplier intends to cancel or adversely modify its relationship with the Company.

Section 4.23 Brokers.  No investment banker, broker, finder or other intermediary has been retained by, is authorized to act on behalf of or is entitled to any fee or commission from Seller, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24 Solvency.

(a) Seller is executing and delivering this Agreement and entering into the transactions contemplated hereby for legitimate business purposes, and specifically, Seller does not intend (whether by virtue of the transactions contemplated hereby or otherwise) to hinder, defraud or delay any of its present or future creditors.  Seller is, and after giving effect to the transactions contemplated by this Agreement will continue to be, solvent (as such term is defined and determined for purposes of sections 547 and 548 of title 11 of the Code and under any applicable state Law, including the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act, or other Law, as enacted or otherwise applicable in such applicable jurisdiction).  Neither Seller nor any of its Affiliates is engaged in a business or a transaction, or is about to be engaged in a business or a transaction, for which any property remaining with Seller or any of its Affiliates is an unreasonably small capital.  Neither Seller nor any of its Affiliates intends to incur, or believes that it is about to incur, debts that would be beyond the ability of Seller or such Affiliate to pay as such debts matured.

(b) Seller has conducted a thorough sale process with respect to the Company, which sale process was generally consistent with the sale process customarily undertaken by sellers in an effort to maximize the value received for an asset or business being sold.  Such sale process included contacting a number of parties, in addition to Buyer, who were determined by Seller to potentially have the interest and means to purchase the Company, and receiving alternative bids and indications of interest from certain of those parties.   This Agreement, and the consideration for the Shares set forth herein, was the result of such sale process.  The terms and conditions set forth in this Agreement, including the amounts to be paid by Buyer for the Company as set forth herein, have been carefully reviewed by the board of directors of Seller (including the independent directors thereof) and have, with the assistance of management of Seller and outside advisors, been determined by the board of directors to provide Seller with reasonably equivalent value and/or fair consideration (as such terms are defined and determined for purposes of Section 548 of Title 11 of the Code and any applicable state Law, including the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act, or other Law, as enacted or otherwise applicable in such applicable jurisdiction) for the Company.

Section 4.25 Directors and Officers of the Company.  Schedule 4.25 sets forth a correct and complete list, as of immediately prior to the Closing, of all of the directors and officers of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Incorporation and Authority of Buyer; Due Authorization and Enforceability.

(a) Buyer is duly organized, validly existing and in good standing under the Laws of the State of Illinois and has full power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

(b) Buyer has the full power, authority and legal capacity to enter into this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.2 Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby does not and will not (i) violate or conflict with Buyer’s Charter Documents, (ii) conflict with or violate any Law or Judgment applicable to Buyer or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give any Person any rights of termination, revocation, suspension, amendment, acceleration or cancellation of, any material Contract to which Buyer is a party or by which any of its properties or assets is bound.

(b) Buyer is not, and will not be, required to give any notice to or otherwise give or obtain any Consent from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

Section 5.3 Capitalization and Ongoing Operations of the Company.  The authorized capital of Buyer consists of 100,000,000 shares of common stock, of which 1,200 shares are issued and outstanding.  The shares of Buyer are held by Jim Lin. Buyer has obtained funding for its obligations contemplated under this Agreement, including funding for payment of the Closing Payment, associated expenses, and working capital through investment from Shanghai Automotive Manufacturing Capital Corporation Limited in the amount of $2,500,000 pursuant to that certain letter dated December 1, 2008.

Section 5.4 Brokers.  No investment banker, broker, finder or other intermediary has been retained by, is authorized to act on behalf of or is entitled to any fee or commission from Buyer or any Affiliate of Buyer in connection with the transactions contemplated by this Agreement.

Section 5.5 Intermediary Transactions.   Buyer has no present plan or intention to dispose of 65% or more of the value of the Company’s assets within the 12 month period following the Closing Date in a manner than would cause the transactions contemplated by this Agreement to be treated as an “intermediary transaction” within the meaning of Internal Revenue Service Notice 2008-111.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Non-Competition; Non-Solicitation.

(a) As an inducement for Buyer to enter into this Agreement, Seller shall not, and shall cause its subsidiaries and any other Person under its control not to, directly or indirectly:

(i) engage in, control, advise, manage, serve as a director or officer of, act as a consultant to, receive any economic benefit from or exert any influence upon, any Person which is at such time engaged, directly or indirectly, in the Business as conducted between the Acquisition Date and the Closing (a “Competing Business”) for a period of three (3) years from the Closing Date (the “Non-Compete Period”);

(ii) avail itself of or invest in any business opportunity related to a Competing Business, and which came to its attention during the Non-Compete Period;

(iii) solicit, divert or attempt to solicit or divert any party who is, was or was solicited to become, a customer or supplier of the Company at any time prior to the Closing Date;

(iv) employ, solicit for employment or encourage to leave their employment, any employee of the Company, except for a person who responds to a public advertisement which is not solely aimed at such employee or who is first approached when no longer an employee of the Company; or

(v) disturb, or attempt to disturb, any business relationship between any third party and the Company.

This Section 6.1(a) shall not be deemed breached as a result of the ownership by Seller or any Affiliate of Seller of (i) less than an aggregate of five percent (5%) of any class of stock of a Person engaged, directly or indirectly, in a Competing Business, or (ii) less than five percent (5%) in value of any Indebtedness of a Person engaged, directly or indirectly, in a Competing Business.

(b) Seller acknowledges and agrees that the remedies at law for any breach of the provisions of this Section 6.1 would be inadequate and that, in addition to any other remedies that Buyer may have, Buyer shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages or posting bond, for any actual or threatened breach of the provisions of this Section 6.1.

(c) To the extent that any part of this Section 6.1 may be invalid, illegal or unenforceable for any reason, it is the intent of the Parties that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in duration, area, scope or otherwise, would have been enforceable.

(d) For the avoidance of doubt, other than as expressly set forth in Section 6.4, there is nothing contained in this Section 6.1 or otherwise in this Agreement that is intended to, or that shall be deemed to have the effect of, waiving, releasing, limiting or otherwise modifying in any way any contractual or other rights that Seller or its Affiliates may have against any Person, including Buyer, any Current Employee or any Previous Employee.

Section 6.2 Confidentiality.  After the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, use or provide to any other Person any material nonpublic information concerning the business or operations (financial or other) of the Company, except if, based on the advice of counsel, such disclosure is required by applicable Law.

Section 6.3 Tax Matters.

(a) All Transfer Taxes incurred in connection with the transfer of the Shares pursuant to this Agreement shall be borne equally by Seller and Buyer.  Buyer shall file, to the extent required by applicable Tax laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  To the extent one Party incurs or pays more than fifty percent (50%) of such Transfer Taxes, the other Party shall reimburse such Party therefore within five (5) days after written demand and presentation of reasonable supporting documentation.   To the extent required by Law, each of Buyer and Seller will join, and will cause their Affiliates to join, in the execution of any Tax Returns or other documentation related to such Transfer Taxes.

(b) Any Tax Return to be prepared pursuant to the provisions of this Section 6.3(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Tax laws or changes in fact.  The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

(i) Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are filed on a consolidated, combined, or unitary basis with Seller or any of Seller’s other Affiliates for all taxable periods ending on or prior to the Closing Date regardless of when they are to be filed.  Seller shall pay, or cause to be paid on the Company’s behalf, the Taxes attributable to the Company with respect to such Tax Returns, other than (A) Taxes becoming due as a result of actions taken by Buyer or the Company on the Closing Date and after the Closing, which shall be the sole responsibility of Buyer, and (B) Transfer Taxes, which shall be the responsibility of the Parties as set forth in Section 6.3(a).  Following the Closing Date, if the Company or Buyer pays Taxes for which Seller is responsible pursuant to this Section 6.3(b)(i), Seller shall pay to Buyer the amount of such Taxes within five (5) days after written demand and presentation of reasonable supporting documentation.

(ii) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies (A) for taxable periods ending on or prior to the Closing Date that are due after the Closing Date, but only if such Tax Returns are not the responsibility of Seller pursuant to Section 6.3(a)(i), and (B) for taxable periods which begin before or on the Closing Date and end after the Closing Date.  Following the Closing Date, if the Company or Buyer pays Taxes attributable to a taxable period or portion thereof ending on or before the Closing Date, Seller shall pay to Buyer within five (5) days after written demand and presentation of reasonable supporting documentation, the amount of such Taxes which relate to the portion of such taxable period ending on or prior to the Closing Date, other than (A) Taxes becoming due as a result of actions taken by Buyer or the Company on the Closing Date and after the Closing, which shall be the responsibility of Buyer, and (B) Transfer Taxes, which shall be the responsibility of the Parties as set forth in Section 6.3(a).

(c) Buyer and Seller shall, and shall each cause their respective Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with (A) the filing of any Tax Return, amended Tax Return or claim for refund permitted under this Agreement, (B) determining liability for Taxes or a right to refund of Taxes or (C) the conduct of any audit, litigation or other proceeding with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight (8) years following the due date (without extension) for such Tax Returns.  Thereafter, the party holding such Tax Returns or other documents may dispose of them; provided, however, that such party shall give to the other party the notice prior to doing so.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(d) In the case of Taxes arising in a taxable period of the Company that includes, but does not end on, the Closing Date, except as provided in Section 6.3(e), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. "Post-Closing Period" means any taxable period or portion thereof beginning after the Closing Date.  If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.  "Pre-Closing Period" means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this Section 6.3(d), any Tax resulting from the transactions contemplated by this Agreement is attributable to the Pre-Closing Period.

(e) In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Company.

(f) In the case of any audit, examination, or other proceeding (“Tax Proceeding”) with respect to (i) any taxable period ending on or before the Closing Date and (ii) with respect to any other period ending after the Closing Date for which Seller is or may be liable for any Taxes pursuant to this Agreement, Buyer shall inform Seller of such Tax Proceeding within ten (10) days after the receipt by Buyer or any of its Affiliates (including after the Closing, the Company) of written notice thereof.  Buyer shall afford Seller, at Seller's expense, the opportunity to (i) control the conduct of any such Tax Proceeding that pertains or relates to a consolidated, combined or unitary Tax Return that includes Seller or any of Seller’s other Affiliates, with Buyer having the right, at Buyer’s expense, to attend any such Tax Proceeding, and (ii) participate but not control the conduct of any other such Tax Proceeding.

(g) Any refund of Taxes paid or payable by or with respect to the Company shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to any taxable period or portion thereof ending on or before the Closing Date, or for any taxable period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.3(d) and Section 6.3(e)) to the portion of such taxable period beginning before and ending on the Closing Date; and (ii) to Buyer if attributable to any taxable period or portion thereof beginning after the Closing Date or for any taxable period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.3(d) and Section 6.3(e)) to the portion of such taxable period ending after the Closing Date.

(h) On the Closing Date, the Company shall not take, and none of Buyer or its Affiliates shall permit or otherwise cause or allow the Company to take, any action not in the ordinary course of the Company’s business, including, without limitation, the merger or liquidation of the Company, the distribution of any property in respect of the Company’s stock, or the acquisition by the Company of any securities or equity interests in any other entity.

(i) Buyer shall file and shall cause each of its Affiliates (including after the Closing, the Company) to file such Tax elections as are permitted by Law to irrevocably relinquish and forego, with respect to any net operating loss or similar Tax attribute of the Company arising in a taxable period or portion thereof beginning after the Closing Date, the carryback of such net operating loss or other Tax attribute to any taxable period or portion thereof ending on or before the Closing Date.

(j) Neither Buyer nor any of its Affiliates (including after the Closing, the Company) shall file or permit others to file an amended Tax Return with respect to the Company for any taxable period ending on or prior to the Closing Date without obtaining the prior written consent of Seller, which may be withheld by Seller in its sole and absolute discretion.

Section 6.4 Waiver of Non-Competition Obligations.  Seller agrees that, after the Closing, it shall not, directly or indirectly, enforce any contractual provision or other right to prevent any Current Employee or Previous Employee from conducting the Business as an employee of the Company and Seller hereby waives and releases, effective upon the Closing without any further action of any Person, any provision (including any non-solicitation provisions, any non-competition provisions and any non-disclosure provisions) in any Contract or other arrangement between any such Current Employee or Previous Employee, on the one hand, and Seller or any Affiliate of Seller, on the other hand, to the extent necessary to permit such employment or conduct, but without waiving any rights which may have accrued under any such provision prior to the Closing.  For the avoidance of doubt, the Parties acknowledge and agree that the foregoing is expressly limited to such waivers of contractual or other rights as necessary to allow such Person to engage in the Business of the Company and does not act as a waiver or agreement not to enforce any provision with respect to any other businesses or operations of Seller or any of its Affiliates (with any provisions which may be in place between any Current Employee or Previous Employee, on the one hand, and Seller or any Affiliate of Seller, on the other hand, with respect to any other businesses or operations of Seller or any of its Affiliates continuing in effect in accordance with their terms).

Section 6.5 Rivada Purchase Order.  Seller acknowledges that it has received that certain Purchase Order No. 479, dated October 15, 2008 (the “Rivada Purchase Order”), from Rivada Networks, LLC, and further acknowledges that it has not, as of the Closing, accepted the Rivada Purchase Order.  Seller agrees that, at and as of the Closing, its right to accept the Rivada Purchase Order shall cease.  If requested by Buyer, Seller further agrees to reasonably cooperate with Buyer and the Company after the Closing in order to allow the Company to accept the Rivada Purchase Order.

ARTICLE 7

INDEMNIFICATION

Section 7.1 Survival Periods.  The representations and warranties of the Parties contained herein shall survive the Closing for a period of twelve (12) months following the Closing Date at which time they shall expire (other than with respect to pending claims), except the following representations and warranties shall survive as follows: (a) the Title and Authorization Representations shall survive the Closing indefinitely; and (b) the representations and warranties contained in Section 4.15 and Section 4.19 shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereto).  All covenants set forth herein shall survive the Closing in accordance with their respective terms.  Any claims based on breaches of any representations or warranties must be initiated within the period set forth in this Section 7.1 or shall forever be barred.

Section 7.2 Indemnification by Seller.  Seller shall indemnify and hold harmless Buyer and its Affiliates, each of their respective directors, officers, employees and agents, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages incurred by or asserted against any Buyer Indemnified Party in connection with, related to or arising from:

(a) any material breach of any representation or warranty made by Seller under this Agreement;

(b) any material breach of any covenant or agreement made by Seller under this Agreement;

(c) except as provided otherwise in Section 6.3, any material Liability for Taxes of the Company attributable to any Tax periods (or portions thereof) beginning after the Acquisition Date and ending on the Closing Date, and any material Liability for Taxes under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local Law) attributable to any Tax periods (or portions thereof) beginning after the Acquisition Date and ending on the Closing Date;

(d) any material Liability arising out of or resulting from a claim brought or threatened to be brought by a shareholder or former shareholder of Seller, or any heir, beneficiary, relative, personal or legal representative, successor, assign, designee or transferee of such shareholder or former shareholder, to the extent arising from actions or omissions after the Acquisition Date and prior to the Closing Date;

(e) other than the employee Liabilities reflected in the Current Employee Amount, any material Liability arising out of or resulting from any claim by any Current Employee or Previous Employee related to the period between the Acquisition Date and the Closing, regardless of whether asserted before or after the Closing; or

(f) any material income Taxes incurred by the Company or Buyer after the Closing Date relating to the license and service of software to SRA International Inc. under its purchase order 9120900, but not to exceed the amount of Taxes incurred after the Closing Date on that portion of the income attributable to the purchase order that is deferred for federal income purposes as of the Closing Date;

provided, however, that Seller shall not have any liability for any breach of or inaccuracy in a representation or warranty contained in this Agreement if Seller can establish that Buyer, Willen Wei or James Fuentes had actual knowledge of such breach or inconsistency at the time of the Closing.

Section 7.3 Indemnification by Buyer.  Buyer shall indemnify and hold harmless Seller and its Affiliates, each of their respective directors, officers, employees and agents, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by or asserted against any Seller Indemnified Party in connection with, related to or arising from:

(a) any breach of any representation or warranty made by Buyer under this Agreement; or

(b) any breach of any covenant or agreement made by Buyer under this Agreement.

Section 7.4 Limitation on Indemnification Obligations.  The Buyer Indemnified Parties will not be entitled to recover Damages pursuant to Section 7.2(a) until the aggregate amount that the Buyer Indemnified Parties would recover under Section 7.2(a) exceeds $100,000, and then only to the extent that Damages exceed $50,000.  The cumulative indemnification obligation of Seller under Section 7.2(a) or Section 7.2(b) (other than with respect to a breach by Seller of any of the covenants or agreements set forth in Section 6.1, Section 6.2 or Section 6.3) shall in no event exceed $5,500,000.  In no event shall Seller be liable for consequential, incidental, special or punitive damages, lost profits or the cost of obtaining third party goods or services.  The limitations set forth in this Section 7.4 (other than the limitations set forth in the immediately preceding sentence) shall not apply to recovery for an inaccuracy in or breach of the Title and Authorization Representations or an inaccuracy in or breach of the representations and warranties set forth in Section 4.11 or the first sentence of Section 4.12(a).

Section 7.5 Indemnification Process.  The party or parties making a claim for indemnification under this Article 9 shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” and the party or parties against whom such claims are asserted under this Article 7 shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party.”  All claims by any Indemnified Party under this Article 7 shall be asserted and resolved as follows:

(a) In the event that (i) any claim, demand or Proceeding is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim, demand or Proceeding and the amount or estimated amount of such claim, demand or Proceeding (which amount or estimated amount shall not be conclusive of the final amount, if any, of such claim, demand or Proceeding) (a “Claim Notice”), provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) such failure shall have caused the Damages for which the Indemnifying Party is obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnifying Party proper notice.

(b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party.  Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to participate in the defense of such claim and to employ separate counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the forgoing, shall be borne by the Indemnifying Party).  The Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party to the extent that: (i) the Indemnifying Party has not notified the Indemnified Party in writing within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party assumes the defense of such claim, the Indemnified Party would suffer material prejudice to its rights if it did not obtain separate counsel and the Indemnified Party has in fact retained such separate counsel with respect to the matter; (ii) the claim for indemnification relates to or arises in connection with any Proceeding that involved criminal charges against the Indemnified Party; or (iii) the claim seeks an injunction or equitable relief against the Indemnified Party and the Indemnifying Party has not engaged counsel in a manner sufficiently timely to avoid material prejudice to the Indemnified Party’s rights.  If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

(c) In the event of a Direct Claim, in order to assume the defense of such Direct Claim pursuant to Section 7.5(b), the Indemnifying Party shall notify the Indemnified Party in writing within thirty (30) days of receipt of a Claim Notice whether or not the Indemnifying Party assumes the defense of such claim.

(d) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates.  All such access shall be granted during normal business hours and shall be granted under conditions that will not unreasonably interfere with the business and operations of such Indemnified Party.  The Indemnifying Party shall not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 7.5(d) which is designated as confidential by an Indemnified Party.

Section 7.6 Characterization of Indemnification Payments.  To the extent permitted by Law, any amounts payable under this Article 7 shall be treated by the Parties as an adjustment to the amount paid by Buyer for the Shares hereunder.

Section 7.7 Other Adjustments to Indemnification; Damages.  Without prejudice to the indemnification rights of any Indemnified Party set forth this Article 7, if any Damages sustained by an Indemnified Party are covered by an insurance policy or an indemnification or reimbursement obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance, indemnity or reimbursement payments.  If the Indemnified Party receives such insurance or indemnity payments prior to being indemnified, held harmless and reimbursed under this Article 7 with respect to such Damages, the payment by the Indemnifying Party with respect to such Damages shall be reduced (but not below zero) by the net amount of such insurance proceeds or indemnity payments to the extent related to such Damages, less reasonable attorney’s fees and other third party expenses incurred in connection with such recovery.  If an Indemnified Party receives such insurance proceeds or indemnity or reimbursement payments after being indemnified, held harmless and reimbursed by the Indemnifying Party with respect to such Damages, such Indemnified Party shall pay to the Indemnifying Party (up to a maximum of the total amount paid by the Indemnifying Party in respect of such Damages and related expenses) the net amount of such insurance proceeds or indemnity payment to the extent related to such Damages, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.  For purposes of this Section 7.7, an Indemnified Party shall not be deemed to have received an insurance payment if such payment is made under an insurance plan or program that is self funded by such Indemnified Party or its Affiliates.  If any Indemnified Party receives payment under this Article 7 on account of a claim that the Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification obligation of another Person (other than an Affiliate of such Indemnified Party), that Indemnified Party shall (i) on written request of the Indemnifying Party, assign, to the extent assignable, its rights under such insurance policy or indemnification obligation with respect to such claim to the Indemnifying Party (to the extent of such payment) and (ii) be relieved of any further obligation to pursue collection of such insurance or indemnification (except that, if requested to do so by the Indemnifying Party, the Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s sole expense, to collect any such insurance or indemnification).  The amount of any and all Damages payable pursuant to this Article 7 shall be reduced (but not below zero) to take into account any actual net reduction in cash Tax payable by the Indemnified Party or its Affiliates, to the extent such reduction (A) results directly or indirectly from the incurrence of such Damage, and (B) occurs during or prior to the Tax year in which the indemnification payment is made.  To the extent the Taxes payable by the Indemnified Party or its Affiliates may be reduced, as a consequence of the incurrence of such Damage, in one or more Tax years following the year in which the indemnification payment is made, the Indemnified Party shall (i) pay to the Indemnifying Party the actual amount of such reduction in Tax within five (5) days of the filing of the Tax Return on which such net reduction in Tax is recognized, and (ii) provide such documentation as the Indemnifying Party may periodically reasonably request to verify the utilization of any deductions or losses that result from the incurrence of such Damage, and to verify the actual amount of such reduction in Tax.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Fees and Expenses.  Except as expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.2 Notices.  All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile, email or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:
If to Seller, to:
ISCO International, Inc. 1001 Cambridge Drive Elk Grove Village, Illinois 60007 Attention: Chief Financial Officer Facsimile Number: (847) 391-5015
with copies to:
McGuire Woods LLP 77 West Wacker Drive Chicago, Illinois 60601-1818 Attention: Scott L. Glickson Facsimile Number: (312) 698-4585
If to Buyer, to:
TAA Group Inc. 1200 West Dower Place Aurora, Illinois 60506 Attention: Jim Lin Facsimile Number: (630) 897-8928
with copies to:
Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Attention: William R. Kucera Facsimile Number: (312) 706-8138
or such other Person or address as any Party shall specify by notice given in accordance with this Section 8.2.

Section 8.3 Waiver.  No waiver by any Party of any condition or breach of any provision in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other provision in this Agreement.

Section 8.4 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 8.5 Governing Law.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

(b) Each Party agrees that it will, and shall cause its Affiliates to, bring any Proceeding in respect to any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the State Courts of Cook County, Illinois or the Federal Courts of the Northern District of Illinois (the “Chosen Courts”) and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submit to the exclusive jurisdiction of the Chosen Courts, (ii) waive any objection to laying venue in such Proceeding in the Chosen Courts, (iii) to the fullest extent permitted by Law, waive any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agree that service of process upon such Party in any such Proceeding will be effective if notice is given in accordance with Section 8.2.

Section 8.6 Waiver of Jury Trial.  Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO IRREVOCABLY AND UNCONDITIONALLY WAIVE, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  Buyer may assign this Agreement or any of its rights hereunder to any of its Affiliates pursuant to an Approved Transaction, and as long as such Affiliate assumes Buyer’s obligations under this Agreement.  In the event of such assignment, Buyer shall be responsible for all obligations of such assignee and shall continue to be bound in all respects by the provisions hereof.  Seller may not assign this Agreement without the written consent of Buyer.

Section 8.8 Amendment.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

Section 8.9 Further Assurances.  From time to time after the Closing and without further consideration, Seller shall execute and deliver such documents and instruments of conveyance and transfer, and take such additional action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement and to vest in Buyer title to the Shares transferred under this Agreement.

Section 8.10 No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and, to the extent provided herein, the Buyer Indemnified Parties and the Seller Indemnified Parties, and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Section 8.11 Entire Understanding.  This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 8.12 Public Announcement.  Each Party shall, and shall cause their respective Affiliates to, consult with each other and obtain each other’s written approval before issuing any press release or otherwise making any public statements with respect to, or disclose any of the terms of, this Agreement or the transactions contemplated hereby.

Section 8.13 Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 8.14 Schedules.  The inclusion of any item in any schedule to this Agreement (a) does not represent a determination of Seller that such item (i) is material (nor shall it be deemed to establish a standard of materiality) or (ii) did not arise in the ordinary course of business, and (b) shall not constitute, or be deemed to be, an admission to any third party concerning any such item.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and delivered as of the day and year first written above.

ISCO INTERNATIONAL, INC. By: /s/ Gordon E. Reichard, Jr. Name: Gordon E. Reichard, Jr. Title: Chief Executive Officer
TAA GROUP INC. By: /s/ James Lin Name: James Lin Title: President